UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2007

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2007, Sonic Automotive, Inc. (“Sonic”) appointed David C. Vorhoff to its Board of Directors. Sonic’s Board of Directors appointed Mr. Vorhoff as a director to fill a vacant directorship. Sonic’s Board also appointed Mr. Vorhoff to serve on Sonic’s Audit Committee and Nominating and Corporate Governance Committee. In addition, in connection with his appointment as a non-employee director, Mr. Vorhoff was awarded 2,063 restricted shares of Sonic’s Class A Common Stock on April 19, 2007 pursuant to the Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors. Mr. Vorhoff will be entitled to compensation for his board and committee service on the same terms as disclosed in “Director Compensation for 2006” in Sonic’s Proxy Statement for its Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 20, 2007.

Mr. Vorhoff, 51, is a co-founding Partner of McColl Partners, LLC, and has served as a Managing Director of the firm since its founding in 2001. Headquartered in Charlotte, North Carolina, McColl Partners provides investment banking services to middle-market companies and financial institutions, and advises clients in three primary areas: mergers and acquisitions; raising private capital; and strategic advisory and valuation assignment. Prior to 2001, Mr. Vorhoff was a Managing Director of Banc of America Securities’ Health Care Group and of NationsBanc Montgomery Securities Health Care Group in New York, and of NationsBank Capital Markets’ mergers and acquisitions group in Charlotte. Mr. Vorhoff is a Phi Beta Kappa graduate of the University of North Carolina at Chapel Hill, and he also earned a master’s degree in business administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. Mr. Vorhoff also serves as a director of Star Scientific, Inc., a publicly traded company on the Nasdaq Global Market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: April 23, 2007

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